Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Cord Blood Corporation:

We consent to the incorporation by reference in the registration statements No. 333-183143 and No. 333-213730 on Form F-3 of China Cord Blood Corporation of our report dated July 31, 2015, with respect to the consolidated statements of comprehensive income, changes in equity, and cash flows of China Cord Blood Corporation and subsidiaries for the year ended March 31, 2015, which report appears in the March 31, 2017 annual report on Form 20-F of China Cord Blood Corporation.

/s/ KPMG

Hong Kong, China
July 25, 2017